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                                                                EXHIBIT 99(a)(4)

                                LEHMAN BROTHERS
                           3 WORLD FINANCIAL CENTER
                              NEW YORK, NY 10285

                          OFFER TO PURCHASE FOR CASH
                       14,397,836 SHARES OF COMMON STOCK
                                      OF
                       SAVANNAH FOODS & INDUSTRIES, INC.
                                      AT
                             $20.25 NET PER SHARE
                                      BY
                          IHK MERGER SUB CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                          IMPERIAL HOLLY CORPORATION

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 16, 1997 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.


                                                             September 18, 1997

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  We have been appointed by IHK Merger Sub Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Imperial Holly Corporation, a Texas corporation ("Imperial Holly"), to act as financial advisor and Dealer Manager in connection with the Purchaser's offer to purchase 14,397,836 shares of common stock, par value $0.25 per share (the "Shares"), of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company") or such other amount of Shares representing 50.1% of the amount of Shares outstanding on a fully diluted basis on the date of purchase, at a purchase price of $20.25 per Share, net to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 18, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer") enclosed herewith.

  Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn by the Expiration Date at least 14,397,836 shares or such other number of shares representing 50.1% of the Company's outstanding common stock on a fully diluted basis on the date of purchase, (ii) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and (iii) Imperial Holly having obtained financing sufficient to enable it (or to cause Purchaser) to purchase the shares tendered pursuant to the Offer and to consummate the merger of the Purchaser with and into the Company (the "Merger") following the consummation of the Offer. The offer also is subject to certain other conditions which are set forth in Section 14 of the Offer to Purchase.
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  Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1. The Offer to Purchase, dated September 18, 1997.

  2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Wachovia Bank, N.A. (the "Paying Agent") by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

  4. A letter to stockholders of the Company from William W. Sprague III, President and Chief Executive Officer of the Company, together with the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company.

  5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7. A return envelope addressed to the Paying Agent.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 16, 1997, UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, a duly executed and properly completed Letter of Transmittal or manually signed facsimile thereof and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Paying Agent and Share Certificates representing the tendered Shares should be delivered to the Paying Agent or such Shares should be tendered by book-entry transfer into the Paying Agent's account maintained at one of the Book-Entry Transfer Facilities (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender of Shares may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  The Purchaser will not pay any commission or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfers of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

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  Any inquiries you may have with respect to the Offer should be addressed to
Lehman Brothers Inc., the Dealer Manager, or D. F. King & Co., Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent.

                                          Very truly yours,

                                          LEHMAN BROTHERS INC.
                                          3 WORLD FINANCIAL CENTER
                                          200 VESEY STREET
                                          NEW YORK, NEW YORK 10285
                                          Dealer Manager

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, THE DEALER MANAGER, THE COMPANY, THE PAYING AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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